SEPARATION AGREEMENT, GENERAL RELEASE AND WAIVER

This Separation Agreement (this “Agreement”) is made and entered into by and between , between Sportsman’s Warehouse Holdings, Inc. ( the “Company”) and Kevan Talbot (the “employee”)

Definitions:“Agreement” means this Separation Agreement, General Release and Waiver.

 “Company” means Sportsman’s Warehouse Holdings, Inc., its successors and assigns.

“Effective Date” means the eighth (8th) day after you return a signed original copy of this Agreement to the Human Resources Department, unless you elect to revoke your acceptance of this Agreement as explained below.

“Releasees” means the Company, its shareholders, subsidiaries and affiliates and any of their respective officers, directors, agents, employees, successors, predecessors and assigns.

“Termination Date” means June 3, 2019.

“You”, “your” and “yours” means the Employee named above, your heirs, executors, administrators, assigns and trustees.

Background:You have been employed by the Company as a Chief Financial Officer (CFO). The purpose of this Agreement is to settle fully and finally all rights and obligations between the Company and you including, but in no way limited to, any rights or obligations that might arise out of your employment with the Company and the termination thereof.  The separation pay described below is available to you only if you execute this Agreement, which includes a release of all claims, and additional conditions as set forth below.

Termination ofYour termination will be effective on the June 3, 2019.

SeparationUpon signing this Agreement and the passage of the revocation

Payment:period, the Company will pay you the following separation pay:

1.	Separation Pay:

(a)

The total gross amount of separation pay available to you under this Agreement is Seventy-Five Thousand Dollars  ($75,000).  The separation pay shall be payable within 21 days after the Effective Date in accordance with the Company’s usual and customary payroll.  Payment of the separation pay will be less applicable taxes and withholdings.

(b)	You also will be entitled to 12 months of your health insurance benefits paid by the company in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation

Act (hereinafter “COBRA”). Premiums and other payments required for continuation coverage, in accordance with COBRA, shall be your sole responsibility after June 30, 2020.

Important DatesYou will have until June 24, 2019 to consider this Agreement.  In order to accept this offer, the Company’s Human Resources Department must be in receipt of your signed copy of this Agreement no later than end of day June 24, 2019.

If you accept this offer, you will have the right to revoke your acceptance of this Agreement during the seven (7) days following your signing of the Agreement.  To revoke your acceptance, the Human Resources Department must be in receipt of your written notice of revocation no later than seven (7) days following the date on which it received your signed copy of this Agreement.

This Agreement shall not become effective or enforceable against the Company or you until after the seven (7) day revocation period has expired.  If you do not revoke your acceptance during the seven (7) day revocation period, it shall become effective and enforceable on the eighth (8th) day following the date on which you delivered a signed copy of this Agreement to the Human Resources Department.

Release:This Agreement resolves any claims you may have against any of the Releasees arising out of your employment (including the termination of your employment) that existed as of the date you signed this Agreement.

In consideration of the commitments made by the Company to you in this Agreement, you release and forever discharge Releasees from all actions, causes of action, suits, debts, charges, complaints, claims, obligations, promises, agreements, controversies, damages, judgments, rights, costs, losses, expenses, liabilities and demands of any nature, whether known or unknown, whether actual or potential, whether specifically mentioned herein or not, in law or in equity, whether statutory or common law, whether federal, state, local, or otherwise, including, but not limited to, any claims relating to or arising out of any aspect of your employment with the Company, any agreement concerning such employment, or the termination of your employment, including but not limited to:

(1)Any and all claims of wrongful discharge or breach of contract, any and all claims for equitable estoppel, any and all claims for employee benefits (except benefits to which you are entitled as provided below under the heading “Exception to Release”), including, but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, and any and all claims of employment discrimination on any basis, including but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967, as amended, under Title VII of the Civil Rights

Act of 1964, as amended, under the Americans with Disabilities Act, as amended, under the Workers Adjustment and Retraining Notification Act, as amended, under the National Labor Relations Act, as amended, under the Civil Rights Acts of 1866 and 1991, as amended, under the Immigration Reform and Control Act of 1986, as amended, and under the Utah State Health & Human Rights Law, as amended;

(2)Any and all claims under any other federal, state or local labor law, civil rights law, fair employment practices law, or human rights law to the extent permitted by law;

(3)Any and all claims of slander, libel, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, and prima facie tort; and

(4)Any and all claims for monetary recovery, including but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys’ fees, experts’ fees, disbursements and costs which against the Releasees or any of them, you ever had, now have, or hereafter can, shall or may have, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time to the date of your execution of this Agreement.

Exceptions toThe Company and you agree that the release set forth above is not

Release:intended to and does not apply to any claims to enforce or determine the validity of this Agreement, any workers’ compensation claims, unemployment compensation claims, or to any claims for any employee benefits to which you are entitled (meaning benefits which have accrued or vested as of the Effective Date) under employee benefit plans sponsored or adopted by the Company.  Such employee benefits shall be paid in accordance with the terms of such plans.

In addition, the Company and you agree that this Agreement shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce the Age Discrimination in Employment Act of 1967, as amended, or any other laws.  In addition, the Company agrees that this Agreement (including but not limited to, the release, prohibited statements, confidentiality or cooperation clauses) shall not be used to justify interfering with your protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC.  The Company and you further understand and agree that you knowingly and voluntarily waive all rights or claims (that arose prior to your execution of this Agreement) you may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC and any litigation concerning any facts alleged in such charge.

Confidentiality:You agree that on or before your Termination Date you have returned or will return to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), and all other materials or things in your possession, custody or control which are the property of the Company, including, but not limited to, any Company identification, keys, and the like, wherever such items may have been located, as well as all copies, in whatever form, of all materials relating to your employment or service, or obtained or created in the course of your employment or service with the Company.

You agree that you have not disclosed and shall not disclose to anyone, either directly or indirectly, any information whatsoever regarding the existence or terms of this Agreement, or the substance of all communications (oral or written) related to the negotiation of this Agreement, except to your legal and/or financial advisors (provided that they first agree to keep all such information confidential) and except as may become necessary to file income tax returns, keep related financial records, or comply with any court order, subpoena, or other direction by a court, administrative agency, or legislative body requiring disclosure of such information.

In addition, you acknowledge and agree that you have kept and shall keep confidential, and shall not disclose to any person, firm, corporation, government agency, or other entity, any trade secret, proprietary information, or confidential information of the Company, including, but not limited to, information relating to trade secrets, pricing strategies, marketing plans, advertising or promotional programs, sales and other confidential business matters.

Finally, you acknowledge and agree that you have not copied or caused to be copied, have not printed out or caused to be printed out, any software, computer disks, thumb drives or other documents except those documents generally available to the public, or retained any other materials originating with or belonging to the Company and that you shall not do so.

ProhibitedYou shall not make, publish, state or cause to be made, published

Statements:or stated, any defamatory or disparaging statement, writing or communication pertaining to the character, reputation, business practices, competence or conduct of the Releasees.

CooperationYou agree to make your self reasonably available to the Company and Assistance:to respond to reasonable requests by the Company for information concerning matters involving facts or events, relating to the Company or any of the Company’s subsidiaries or affiliates, that may be within your knowledge, and to cooperate with and assist the Company and any subsidiary or affiliate as reasonably requested with respect to any pending and future litigation, arbitration or other dispute resolution relating to any matter in which you were involved during your employment with the Company.

Your You acknowledge and agree that the separation pay

Acknowledgments:provided under this Agreement is in addition to anything of value to which you are already entitled.

You acknowledge and agree that none of the rights, claims, actions, damages or liabilities released by you under this Agreement have been, or will be, assigned, conveyed or transferred in any fashion to any other person or entity, except as specifically provided for in this Agreement.

You acknowledge and agree that as specifically stated in this paragraph, the Company has advised and urged you to consult with an attorney prior to executing this Agreement, that you have had an opportunity to consult with an attorney of your choice to completely read and explain to you the terms of this Agreement and its consequences, and that you fully understand the terms of this Agreement.

You acknowledge and agree that you have carefully read this Agreement, that you have been given sufficient information to allow you to completely understand the benefits provided to you under this Agreement and that your signing of this Agreement is free and voluntary.  You also acknowledge and agree that the Company gave you a period of at least twenty-one (21) days to consider this Agreement.  You further acknowledge and agree that the Company gave you a period of at least seven (7) days following your execution of this Agreement to revoke this Agreement.

You acknowledge and agree that acceptance of any monies paid or benefits provided by the Company as described in this Agreement, at any time on or after the Effective Date shall constitute an admission by you that you did not revoke this Agreement; and shall further constitute an admission by you that this Agreement has become effective and enforceable.

You acknowledge and agree that this Agreement shall not in any way be construed as an admission by any of the Releasees of any liability, or of any wrongful or unlawful acts whatsoever against you or any other person.

MiscellaneousThe provisions of this Agreement are severable and independent

Provisions:and if any word, phrase, clause or sentence is found to be illegal or unenforceable for any reason, the balance of this Agreement shall remain in full force and effect.  This Agreement shall be governed by, construed, interpreted, performed and enforced under the laws of the United States and the State of Utah without giving effect to the conflicts of law principles.

If you execute this Agreement at any time prior to June 24, 2019, such early execution was a knowing and voluntary waiver of your right to consider this Agreement for at least twenty-one (21) days and was due to your belief that you had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.

Headings of the various provisions used herein are for convenience of reference only and shall not alter the meaning of the provisions.

This Agreement sets forth the entire agreement between the Company and you and fully supercedes any and all prior agreements or understandings between the Company and you and may not be modified orally.

The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach or violation hereof.

This Agreement may be executed in one or more counterparts, all of which together shall constitute a single document.

PLEASETHIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN OR

READ UNKNOWN CLAIMS AND HAS OTHER IMPORTANT LEGAL

CAREFULLY:CONSEQUENCES.  YOU EXPRESSLY ACKNOWLEDGE AND AGREE THAT YOU HAVE CAREFULLY READ THE FOREGOING AGREEMENT; THAT YOU KNOW AND UNDERSTAND THE CONTENTS OF THIS AGREEMENT; THAT YOU HAVE HAD AMPLE TIME TO CONSIDER THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY OF YOUR CHOICE; AND THAT YOU HAVE EXECUTED THIS AGREEMENT

VOLUNTARILY, KNOWINGLY AND WITH SUCH ADVICE FROM YOUR ATTORNEY AS YOU DEEMED APPROPRIATE.

Sportsman’s Warehouse

Attention:

Human Resources – Steve Stoner

7035 S. High Tech Drive

Midvale, UT 84047

/s/ Kevan Talbot/s/ Steve Stoner

Kevan TalbotSteve Stoner

Dated:6/3/2019Dated: 6/3/2019